Pricing Supplement No. 26           Filing under Rule 424(b)(3) with respect to
Dated January 17, 1997                      Registration Statement No. 33-56032

(To Prospectus dated January 7, 1993
and Prospectus Supplement dated
January 8, 1993)



                                  $500,000,000

                               GENERAL MILLS, INC.

                           MEDIUM-TERM NOTES, SERIES D



                              Principal amount:     $38,000,000
                 Interest Rate (if fixed rate):     13.5% per annum
                               Stated Maturity:     January 21, 1998
                            Specified Currency:     U.S. Dollars
             Applicable Exchange Rate (if any):     N/A
               Issue price (as a percentage of
                             principal amount):     107.572748%
                Selling Agent's Commission (%):     0%
                                   Agent's Fee:     $0
                   Purchasing Agent's discount
                             or commission (%):     N/A
                   Net proceeds to the Company:     $40,877,644.24
         Settlement date (original issue date):     January 21, 1997
         Redemption Commencement Date (if any):     N/A
                    Redemption prices (if any):     N/A
                              Additional Items:     N/A

      "N/A" as used herein means "Not Applicable." "A/S" as used herein means "as stated in the Prospectus Supplement referred to above."

      If such Notes are denominated in other than U.S. Dollars, the applicable Foreign Currency Supplement is attached hereto.

      As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $475,900,000.



                               MERRILL LYNCH & CO.


                            -------------------------

                                 NORTH CAROLINA

      The Commissioner of Insurance of the State of North Carolina has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus.